Exhibit 10(e)

United States Steel Corporation
600 Grant Street
Pittsburgh, PA 15219-2800
412 433 1140
Fax: 412 433 1145
Email: jdgarraux@uss.com

December 3, 2007

«Prefix» «FirstName» «MiddleName» «LastName»

«Title»

«OrganizationName»

«Address»

«City», «State» «PostalCode»

Dear «Nickname»:

United States Steel Corporation, and its subsidiaries and affiliates (the “Corporation”), recognizes that your contribution to the growth and success of the Corporation will continue to be substantial and desires to assure the Corporation of your continued employment. In this connection, the Board of Directors of the Corporation (the “Board”) recognizes that, as is the case with many publicly-held corporations, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Corporation and its stockholders.

Accordingly, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Corporation’s management, including you, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Corporation.

In order to induce you to remain in the employ of the Corporation, the Corporation agrees that you shall receive the severance benefits set forth in this letter agreement (“Agreement”) in the event your employment with the Corporation is terminated under certain circumstances subsequent to a “Change in Control of the Corporation” (as defined in Section 2(a) hereof), and, in certain circumstances, in connection with a “Potential Change in Control of the Corporation” (as defined in Section 2(b) hereof), or under the other circumstances described below.

1. Term of Agreement. This Agreement will commence on the date hereof and shall continue in effect until December 31, 2008; provided, however, that commencing on December 31, 2007 and each December 31 thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than September 1 of that year, the Corporation shall have given notice that it does not wish to extend this Agreement; provided, further that, if (a) a Change in Control of the Corporation shall have occurred during the original or extended term of this Agreement, the term of this Agreement shall continue in effect for a period of twenty-four (24) months beyond the month in which such Change in Control of the Corporation occurred and (b) if a Potential Change in Control of the Corporation shall have occurred during the original or extended term of this Agreement, then the term of this Agreement shall continue in effect beginning on the date the Potential Change in Control occurs and shall not end before the earlier of (i) the end of the month in which a Change in Control occurs or (ii) the date the Board makes a good faith determination that the risk of a Change in Control has terminated (the “Potential Change in Control Period”). In the event the Potential Change in Control Period ends due to a Change in Control this Agreement shall continue in effect for a period of twenty-four (24) months beyond the month in which such Change in Control occurred.

2. Change in Control and Potential Change in Control of the Corporation.

(a) For purposes of this Agreement, a “Change in Control of the Corporation” and “Change in Control” shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Corporation is then subject to such reporting requirement; provided, that, without limitation, such a change in control shall be deemed to have occurred if:

(i) any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (a “Person”) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation (not including in the amount of the securities beneficially owned by such person any such securities acquired directly from the Corporation or its affiliates) representing twenty percent (20%) or more of the combined voting power of the Corporation’s then outstanding voting securities; provided, however, that for purposes of this Agreement the term “Person” shall not include (A) the Corporation or any of its subsidiaries, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its subsidiaries, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, (D) a corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation, or (E) any individual, entity or group involved in the acquisition of the Corporation’s voting securities in connection with which, pursuant to Rule 13d-1 promulgated pursuant to the Exchange Act, such individual, entity or group is permitted to, and actually does, report its beneficial ownership on Schedule 13G (or any successor Schedule); provided that, if any such individual, entity or group subsequently becomes required to or does report its beneficial ownership on Schedule 13D (or any successor Schedule), then, for purposes of this paragraph, such individual, entity or group shall be deemed to have first acquired, on the first date on which such individual, entity or group becomes required to or does so report, beneficial ownership of all of the Corporation’s then outstanding voting securities beneficially owned by it on such date; and provided, further, however, that for purposes of this paragraph (i), there shall be excluded any Person who becomes such a beneficial owner in connection with an Excluded Transaction (as defined in paragraph (iii) below); or

(ii) the following individuals (the “Incumbent Board”) cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest including, but not limited to, a consent solicitation, relating to the election of directors of the Corporation) whose appointment or election by the Board or nomination for election by the Corporation’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii) there is consummated a merger or consolidation of the Corporation or any direct or indirect subsidiary thereof with any other corporation (a “Business Combination”), other than a merger or consolidation (an “Excluded Transaction”) which would result in:

(A) at least a majority of the members of the board of directors of the resulting or surviving entity (or any ultimate parent thereof) in such Business Combination (the “New Board”) consisting of individuals (“Continuing Directors”) who were members of the Incumbent Board (as defined in subparagraph (ii) above) immediately prior to consummation of such Business Combination or were appointed, elected or recommended for appointment or election by members of the Incumbent Board prior to consummation of such Business Combination (excluding from Continuing Directors for this purpose, however, any individual whose election or appointment, or recommendation for election or appointment, to the New Board was at the request, directly or indirectly, of the entity which entered into the definitive agreement providing for such Business Combination with the Corporation or any direct or indirect subsidiary thereof), unless the Board determines, prior to such consummation, that there does not exist a reasonable assurance that, for at least a two-year period following consummation of such Business Combination, at least a majority of the members of the New Board will continue to consist of Continuing Directors and individuals whose election, or nomination for election by shareholders of the resulting or surviving entity (or any ultimate parent thereof) in such Business Combination, would be approved by a vote of at least a majority of the Continuing Directors and individuals whose election or nomination for election has previously been so approved; or

(B) a Business Combination that in substance constitutes a disposition of a division, business unit, or subsidiary; or

(iv) the shareholders of the Corporation approve a plan of a complete liquidation or dissolution of the Corporation or there is consummation of a sale or other disposition of all or substantially all of the assets of the Corporation, other than to a corporation with respect to which, following such sale or other disposition, more than 50% of the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Corporation’s then outstanding voting securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Corporation’s then outstanding voting securities.

(b) For purposes of this Agreement, a “Potential Change in Control of the Corporation” and “Potential Change in Control” shall be deemed to have occurred, if:

(i) the Corporation enters into an agreement, the consummation of which would result in the occurrence of a Change in Control of the Corporation;

(ii) any Person (including the Corporation) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control of the Corporation;

(iii) any Person becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing 15% or more of the combined voting power of the Corporation’s then outstanding securities (not including in the amount of the securities beneficially owned by such Person any such securities acquired directly from the Corporation or its affiliates); or

(iv) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control of the Corporation has occurred.

(c) You agree that, subject to the terms and conditions of this Agreement, in the event of a Change in Control of the Corporation, you will remain in the employ of the Corporation for a period of three (3) months from and after the occurrence of such Change in Control of the Corporation; provided, however, that if during such three-month period (A) your employment is involuntarily terminated by the Corporation other than for Cause or (B) you terminate your employment during such three-month period for Good Reason, you shall not be required to remain in the Corporation’s employ. The foregoing shall in no event limit or otherwise affect your rights under any other provision of this Agreement.

(d) You agree that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control of the Corporation, you will remain in the employ of the Corporation until the earliest of (A) a date which is six (6) months from the occurrence of such Potential Change in Control of the Corporation, (B) the termination of your employment by reason of your death or Disability, as defined in Subsection 3(a), or (C) a date which is three (3) months from and after the occurrence of a Change in Control of the Corporation; provided, however, that if during any such period (A) your employment is involuntarily terminated by the Corporation other than for Cause or (B) you terminate your employment during any such period for Good Reason, you shall not be required to remain in the Corporation’s employ. The foregoing shall in no event limit or otherwise affect your rights under any other provision of this Agreement.

3. Termination Following a Change in Control or Potential Change in Control of the Corporation. If any of the events described in Section 2(a) hereof constituting a Change in Control of the Corporation shall have occurred, you shall be entitled to the benefits provided in Section 4(d) hereof upon the termination of your employment upon or following the Change in Control and during the term of this Agreement unless such termination is (i) because of your death or Disability, (ii) by the Corporation for Cause, (iii) by you other than for Good Reason or (iv) on or after the date that you attain age sixty-five (65). If your employment is terminated prior to a Change in Control, if such termination is other than (i) because of your death or Disability, (ii) by the Corporation for Cause, (iii) due to your voluntary resignation, unless such resignation is for Good Reason or (iv) on or after the date that you attain age sixty-five (65), and either you reasonably demonstrate that such termination (I) was at the request of or as a result of actions by a third party who has taken steps reasonably calculated to effect a Change in Control or (II) occurs during a Potential Change in Control Period, and (III) a 409A Change in Control occurs within twenty-four (24) months following your termination of employment, then your employment shall be deemed to have terminated following a Change in Control for purposes of determining your entitlement to benefits pursuant to Section 4. For purposes of this Agreement, (a) the terms “termination” and “Date of Termination” when used in the context of a condition to payment hereunder shall be interpreted to mean a “separation from service” as that term is used under Section 409A of the Internal Revenue Code (the “Code”) and (b) the term “409A Change in Control” shall mean a change in ownership or effective control of the Corporation or in the ownership of a substantial portion of its assets within the meaning of Section 409A of the Code that also constitutes a Change in Control.

(a) Disability. If, as a result of your incapacity due to physical or mental illness which in the opinion of a licensed physician renders you incapable of performing your assigned duties with the Corporation or any substantially similar position of employment and which can be expected to result in death or last for a continuous period of at least six months, you shall have been absent from the full-time performance of your duties with the Corporation for six (6) consecutive months, and within thirty (30) days after written Notice of Termination is given you shall not have returned to the full-time performance of your duties, the Corporation may terminate your employment for “Disability.”

(b) Cause. Termination by the Corporation of your employment for “Cause” shall mean termination upon (i) the willful and continued failure by you to substantially perform your duties with the Corporation (other than any such failure resulting from termination by you for Good Reason or any such failure resulting from your incapacity due to physical or mental illness), after a demand for substantial performance is delivered to you that specifically identifies the manner in which the Corporation believes that you have not substantially performed your duties, and you have failed to resume substantial performance of your duties on a continuous basis within fourteen (14) days of receiving such demand, (ii) the willful engaging by you in conduct which is demonstrably and materially injurious to the Corporation, monetarily or otherwise or (iii) your conviction of a felony or conviction of a misdemeanor which impairs your ability substantially to perform your duties with the Corporation. For purposes of this Subsection, no act, or failure to act, on your part shall be deemed “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Corporation.

(c) Good Reason. You shall be entitled to terminate your employment for Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without your express written consent, the occurrence after a Change in Control of the Corporation, or after and at the request of or as a result of actions by a third party who has taken steps reasonably calculated to effect a Change in Control or after the first day of but during a Potential Change in Control Period (each an “Applicable Event”), of any one or more of the following:

(i) the assignment to you of duties inconsistent with your position immediately prior to the Applicable Event or a reduction or adverse alteration in the nature of your position, duties, status or responsibilities from those in effect immediately prior to the Applicable Event;

(ii) a reduction by the Corporation in your annualized and monthly or semi-monthly rate of base salary (as increased to incorporate your foreign service premium, if any) (“Base Salary”) as in effect on the date hereof or as the same shall be increased from time to time;

(iii) the Corporation’s requiring you to be based at a location in excess of fifty (50) miles from the location where you are based immediately prior to the Applicable Event;

(iv) the failure by the Corporation to continue, substantially as in effect immediately prior to the Applicable Event, all of the Corporation’s employee benefit, incentive compensation, bonus, stock option and stock award plans, programs, policies, practices or arrangements in which you participate (or substantially equivalent successor plans, programs, policies, practices or arrangements) or the failure by the Corporation to continue your participation therein on substantially the same basis, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed immediately prior to the Applicable Event;

(v) the failure of the Corporation to obtain an agreement from any successor to the Corporation to assume and agree to perform this Agreement, as contemplated in Section 6 hereof; and

(vi) any purported termination by the Corporation of your employment that is not effected pursuant to a Notice of Termination satisfying the requirements of subparagraph (d) below, and for purposes of this Agreement, no such purported termination shall be effective.

Your right to terminate your employment pursuant to this Subsection shall not be affected by your incapacity due to physical or mental illness. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder. Your determination of the existence of Good Reason shall be final and conclusive unless such determination is not made in good faith and is made without reasonable belief in the existence of Good Reason.

(d) Notice of Termination. Any termination by the Corporation for Cause or for Disability or by you for Good Reason shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated. The failure by you to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any of your rights hereunder or preclude you from asserting such fact or circumstance in enforcing your rights hereunder.

(e) Date of Termination. “Date of Termination” shall mean the date specified in the Notice of Termination, when such a notice is required, or in any other case upon ceasing to perform services to the Corporation.

4. Compensation Upon Termination or During Disability. After an Applicable Event has occurred, if, during the term of this Agreement, your employment is terminated or you are in a period of Disability the following shall be applicable:

(a) During any period prior to your Date of Termination that you fail to perform your full-time duties with the Corporation as a result of Disability, not to exceed a 29-month period of absence, your total compensation, including your Base Salary, bonus and any benefits, will continue unaffected until either you return to the full-time performance of your duties or your employment is terminated pursuant to Section 3(a) hereof. Base Salary shall be payable to you on a monthly basis, in accordance with the Corporation’s standard payroll practices and on the regularly scheduled payroll dates. Bonuses shall be payable to you within 2 1/2 months following the year for which the amount is earned, in accordance with the Corporation’s annual incentive plan payment practices. Benefits shall be payable in accordance with the terms of the applicable plan, program or arrangement. In the event you return to the full-time performance of your duties, you shall continue to receive your full Base Salary and bonus plus all other amounts to which you are entitled under any compensation or other employee benefit plan of the Corporation without interruption. In the event your employment is terminated pursuant to Section 3(a) hereof, your benefits shall be determined in accordance with the Corporation’s retirement, insurance and other applicable programs and plans then in effect and the Corporation shall have no further obligations to you under this Agreement.

(b) If your employment shall be terminated by the Corporation for Cause or by you other than for Good Reason, the Corporation shall pay you your full Base Salary, payable in accordance with the Corporation’s standard payroll practices and on the regularly scheduled payroll dates, through the Date of Termination at the rate in effect at the time Notice of Termination is given or on the Date of Termination if no Notice of Termination is required hereunder plus all other amounts to which you are entitled under any compensation or benefit plan of the Corporation at the time such payments are due in accordance with the applicable plan, and the Corporation shall have no further obligations to you under this Agreement.

(c) If your employment terminates by reason of your death, your benefits shall be determined and paid in accordance with the Corporation’s retirement, survivor’s benefits, insurance and other applicable programs and plans then in effect and the Corporation shall have no further obligations to you under this Agreement.

(d) If your employment by the Corporation is either terminated by the Corporation (other than for Cause or Disability) or terminated by you for Good Reason, in either case (I) upon or following a Change in Control, or (II) during a Potential Change in Control Period which is followed within twenty-four (24) months thereafter by a 409A Change in Control, you shall be entitled to the following benefits.

(i) Accrued Compensation and Benefits. The Corporation shall provide you:

(A) the compensation and benefits accrued through the Date of Termination to the extent not theretofore provided;

(B) a lump sum cash amount equal to the value of your unused vacation days accrued through the Date of Termination; and

(C) your normal post-termination compensation and benefits under the Corporation’s retirement, insurance and other compensation and benefit plans as in effect immediately prior to the Date of Termination, or if more favorable to you, immediately prior to the Applicable Event.

The amounts set forth in (A) and (B) above shall be payable on your next regularly scheduled payroll date following the Date of Termination. The amounts set forth in (C) above shall be payable in accordance with the terms of the applicable plan, program or arrangement; provided, however, in the event such amounts are conditioned upon a separation from service and not compensation you could receive without separating from service, then no such payments may be made to you until the first day following the six-month anniversary of your Termination Date if you are a “specified employee” within the meaning of Code Section 409A at the time of your separation from service (a “Specified Employee”).

(ii) Lump Sum Severance Payment. The Corporation shall provide to you a severance payment in the form of a cash lump sum distribution equal to your Current Annual Compensation (as defined below) multiplied times [three(3)/two and one-half (2.5)/two(2)]; provided, however, that if you attain age 65 within three years of the Date of Termination, your benefit will be limited to a pro rata portion of such benefit based on a fraction equal to the number of full and partial months existing between the Date of Termination and your sixty-fifth (65th) birthday divided by 36 months.

For purposes of this paragraph, the term “Current Annual Compensation” shall mean the sum of:

(A) your Base Salary in effect immediately prior to the occurrence of the circumstances giving rise to such termination or, if higher, immediately prior to the Applicable Event; and

(B) an amount equal to the higher of the (i) average actual bonus awarded to you, if any, under any annual bonus plan of the Corporation or its predecessor for the three (3) years immediately preceding the Date of Termination or, if higher, for the three (3) years immediately preceding the Applicable Event or (ii) target bonus available to you under any annual bonus plan of the Corporation or its predecessor for the year in which your termination of employment occurs or, if higher, for the year in which the Applicable Event occurs.

The severance payment shall be payable within five business days following your separation from service; provided, however, if you are a Specified Employee at the time of your separation from service, the payment shall not be payable until the first day following the six-month anniversary of your separation from service. Notwithstanding the foregoing sentence, if your employment was terminated prior to a Change in Control, the payment shall be payable upon the first day following the six-month anniversary of the date of the 409A Change in Control.

(iii) Continuation of Welfare Benefits. Subject to the benefits offset described below, the Corporation will arrange to make available to you life and health insurance benefits during the Welfare Continuation Period (as defined below) that are substantially similar to those which you were receiving under a Corporation-sponsored welfare benefit plan immediately prior to the Date of Termination or, if more favorable to you, immediately prior to the Applicable Event. These benefits will be provided at a cost to you that is no greater than the amount paid for such benefits by active employees who participate in such Corporation-sponsored welfare benefit plan or, if less, the amount paid for such benefits by you immediately prior to the Applicable Event. The Welfare Continuation Period extends from the Date of Termination for a period of thirty-six (36) months, or, if earlier, until your 65th birthday. To the extent any such benefits cannot be provided on a non-taxable basis to you and the provision thereof would cause any part of the benefits to be subject to additional taxes and interest under section 409A of the Code, then the provision of such benefits shall be (a) deferred to the first day following the six-month anniversary of your separation from service or (b) if not capable of being deferred consistent with section 409A of the Code, modified in amount and/or form of payment so that the maximum portion of the benefit can be paid and the benefit is not subject to additional taxes and interest under section 409A of the Code.

The benefits otherwise receivable by you pursuant to this paragraph (iii) shall be reduced to the extent comparable benefits are actually received by you during the Welfare Continuation Period. For purposes of complying with the terms of this offset, you are obligated to report to the Corporation the amount of any such benefits actually received.

(iv) Retiree Medical and Life Benefits. The Corporation shall determine, as if under the Corporation’s welfare benefit plans your actual participation credit (or continuous service) and actual age as of the Date of Termination were increased by the additional three years of service and age provided in paragraph 4(d)(v)(A) below. If eligible for such coverage, you may elect to commence participation in retiree medical benefits coverage at any time following the expiration of the Welfare Continuation Period (or immediately after the Date of Termination, or during the Welfare Continuation Period, if you satisfy the eligibility requirements without taking into consideration the additional three years of service and age). To the extent any such benefits cannot be provided on a non-taxable basis to you and the provision thereof would cause any part of the benefits to be subject to additional taxes and interest under section 409A of the Code, then the provision of such benefits shall be (a) deferred to the first day following the six-month anniversary of your separation from service or (b) if not capable of being deferred consistent with section 409A of the Code, modified in amount and/or form of payment so that the maximum portion of the benefit can be paid and the benefit is not subject to additional taxes and interest under section 409A of the Code.

If because of the recognition of the additional three years of continuous service and age described above, your service and/or age meets or exceeds the service and/or age specified in the Steel (the term “Steel” is defined to mean United States Steel Corporation, and its subsidiaries and successors) welfare benefit plan for eligibility for retiree medical or life insurance coverage, the Corporation will provide you with an additional lump sum severance payment equal to the lump sum value of the contributions that the Corporation would have made on your behalf with respect to the retiree medical and life (as if all such life insurance benefits were group term life insurance benefits) benefits provided under the Steel welfare benefit plan. Such additional lump sum severance benefit shall be in lieu of monthly Corporation contributions on your behalf for retiree medical and life insurance coverage under a Steel welfare benefit plan and shall be paid to you within five business days following your separation from service; provided, however, if you are a Specified Employee at the time of your separation from service, the payment shall not be payable until the first day following the six-month anniversary of your separation from service; provided, further, if your employment was terminated prior to a Change in Control, the payment shall be payable upon the first day following the six-month anniversary of the date of the 409A Change in Control. If you elect to participate in retiree medical and life insurance coverage through the Corporation, you will be responsible for the full costs of the program. The methods and assumptions that existed under the Steel Pension Plans (as defined in paragraph 4(d)(v)(B) below) immediately prior to the Applicable Event for purposes of determining a lump sum distribution shall be used for purposes of determining the lump sum value of the Corporation contributions.

(v) Supplemental Retirement Benefit. In addition to the pension benefits to which you are entitled (assuming Corporation consent, if necessary for retirement prior to age 60) under the Corporation’s defined benefit pension plans, the Corporation shall provide to you a benefit (the “Supplemental Retirement Benefit”) equal to the difference between: (A) the lump sum value of your Enhanced Pension Benefit (as defined in paragraph (A) below), and (B) the lump sum value of your Actual Pension Benefit (as defined in paragraph (B) below). The Supplemental Retirement Benefit shall be paid in the form of a lump sum cash distribution within five business days following your separation from service; provided, however, if you are a Specified Employee at the time of your separation from service, the payment shall not be payable until the first day following the six-month anniversary of your separation from service; provided, further, if your employment was terminated prior to a Change in Control, the payment shall be payable upon the first day following the six-month anniversary of the date of the 409A Change in Control. The methods and assumptions that existed under the applicable Steel Pension Plans immediately prior to the Applicable Event for purposes of determining a lump sum distribution shall be used for purposes of determining the lump sum values in (A) and (B). In determining the Enhanced Pension Benefit and the Actual Pension Benefit, amendments to the Steel Pension Plans made subsequent to the Applicable Event and on or prior to the Date of Termination, if any, shall be disregarded if they adversely affect in any manner the computation of retirement benefits thereunder.

(A) Enhanced Pension Benefit. The amount of your Enhanced Pension Benefit shall be equal to the Actual Pension Benefit for which you are eligible under the Steel Pension Plans as of the Date of Termination, as adjusted to incorporate the enhancements outlined in paragraphs (1) through (5) below. The enhancements shall be applied only to your benefits under the Steel Pension Plans.

(1) Normal Retirement Benefit—Service. For purposes of determining your monthly normal retirement benefit payable at normal retirement age, service used in the formula(s) shall be deemed to be equal to the sum of your actual service for benefit accrual purposes plus three years. For this purpose, your actual service shall be determined as of the Date of Termination.

(2) Normal Retirement Benefit—Final Average Pay. For purposes of determining your monthly normal retirement benefit payable at normal retirement age, final average pay shall be calculated using the sum of:

I.	your Base Salary in effect immediately prior to the occurrence of the circumstances giving rise to such termination or, if higher, immediately prior to the Applicable Event; and

II.

if bonus is considered covered compensation under the applicable pension plan, an amount equal to the higher of the (i) average actual bonus awarded to you, if any, under any annual bonus plan of the Corporation or its predecessor with respect to the three (3) years immediately preceding the Date of Termination or, if higher, the three (3) years immediately preceding the Applicable Event

(but not less than the amount of bonus taken into account in your Actual Pension Benefit) or (ii) target bonus available to you under any annual bonus plan of the Corporation or its predecessor for the year in which your termination of employment occurs or, if higher, the year in which the Applicable Event occurs.

Final average pay taken into account for this paragraph shall not be less than the amount of final average pay taken into account in the determination of your Actual Pension Benefit.

(3) Early Commencement Factors—Enhanced Service and Age. For purposes of determining the early commencement factors that apply to your monthly normal retirement benefit, your service and age shall be deemed equal to your actual service and age plus three years of service and three years of age, respectively. For this purpose, your actual service and actual age shall be determined as of the Date of Termination. In addition, if you satisfy the age and service requirements for a Rule-of-65, -70, or -80 retirement option under the pension rules applicable to the Steel Pension Plans as of the Date of Termination (taking into consideration the three years of age and service provided in this paragraph), you shall be eligible for an immediate pension under such retirement option in accordance with the terms of such pension rules even though the leave of absence requirements have not been satisfied.

(4) Full Vesting. Your accrued benefits under the Steel Pension Plans shall be deemed to be fully vested or, to the extent not so vested, paid as an additional benefit under this Agreement as provided above.

(5) Determination of Age—All other purposes. Except as specifically provided otherwise in this paragraph (A), your age, as well as the age of your spouse, survivor, and/or co-pensioner, used in the determination of the amount of benefits payable under the applicable pension plan shall be determined using your age and their actual ages as of the Date of Termination.

(B) Actual Pension Benefit. The amount of your Actual Pension Benefit is determined as the sum of the monthly pension benefits payable to you as of the Date of Termination, regardless of the actual timing of such payments, under the tax-qualified defined benefit pension plans, non-qualified defined benefit excess benefit plans, and non-qualified top-hat or supplemental defined benefit plans sponsored or maintained by Steel (or any successor plans or similar plans), including individual employment contracts which provide for non-qualified defined benefit supplements (the “Steel Pension Plans”).

(vi) Supplemental Savings Benefit. In addition to the benefits you are entitled to under the United States Steel Corporation Savings Fund Plan for Salaried Employees and the related non-qualified supplemental savings plan (“Savings Plans”), the Corporation shall provide to you in the form of a cash lump sum distribution a benefit equal to the excess, if any, of:

(A) the amount you would have been entitled to under the Savings Plans determined as if you were fully vested thereunder on the Date of Termination, over

(B) the amount you are entitled to under the Savings Plans on the Date of Termination.

The payments provided for in this subparagraph (vi) shall be made to you within five business days following your separation from service; provided, however, if you are a Specified Employee at the time of your separation from service, the payment shall not be payable until the first day following the six-month anniversary of your separation from service; provided, further, if your employment was terminated prior to a Change in Control, the payment shall be payable upon the first day following the six-month anniversary of the date of the 409A Change in Control.

(e) Following your separation from service, the Corporation shall also reimburse you for all legal fees and expenses incurred by you for the period beginning upon your separation from service and ending upon the date of your death, on a monthly basis, payable on the first of each month, for such legal fees and expenses reasonably incurred by you, as a result of your termination of employment (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 or 409A of the Code to any payment or benefit provided hereunder). All reimbursement payments with respect to expenses incurred within a particular year shall be made no later than the end of your taxable year following the taxable year in which the expense was incurred. The amount of reimbursable expenses incurred in one taxable year for you shall not affect the amount of reimbursable expenses in a different taxable year and such reimbursement shall not be subject to liquidation or exchange for another benefit. Notwithstanding the foregoing sentence, if you are a Specified Employee at the time of your separation from service no such payments may be made to you until the first day following the six (6) month anniversary of the Date of Termination or, in the case where your employment was terminated prior to a Change in Control, the first day following the six (6) month anniversary of the date of the 409A Change in Control.

(f) Following your separation from service, the Corporation shall also reimburse you on a timely basis for reasonable costs incurred by you for outplacement services; provided such expenses must be incurred before the end of your second taxable year following the taxable year in which the Date of Termination occurs and must be reimbursed before the end of your third taxable year following the taxable year in which the Date of Termination occurs.

(g) Other than as provided in Section 4(d)(iii), you shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer, including self-employment, after the Date of Termination, or otherwise.

5. Additional Payment.

(a) In the event that there is made any payment in the nature of compensation to or for your benefit that would be subject to the tax (the “Excise Tax”) imposed by section 4999 of the Code, the Corporation shall pay to you, at the time specified in paragraph (b) below, an additional amount (the “Gross-Up Payment”) such that the net amount retained by you shall be equal to the compensation and benefits you would have received had there been no Excise Tax imposed. For purposes of determining whether any of the payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) any payments or benefits received or to be received by you in connection with a Change in Control of the Corporation or your termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Corporation or with any person whose actions result in a Change in Control of the Corporation or with any person affiliated with the Corporation or such person (the “Total Payments”) shall be treated as “parachute payments” within the meaning of section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of section 280G(b)(1) shall be treated as subject to the Excise Tax, except to the extent that in the opinion of tax counsel reasonably acceptable to you and selected by the accounting firm which, immediately prior to the Change in Control, served as the Corporation’s independent auditor (the “Auditor”) such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of section 280G(b)(4) of the Code in excess of the base amount within the meaning of section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax, (ii) the amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Total Payments or (B) the amount of excess parachute payments within the meaning of section 280G(b)(1) (after applying clause (i), above), and (iii) the value of the Total Payments, including the value of any non-cash benefits or any deferred payment or benefit, shall be determined by the Auditor in accordance with the principles of section 280G of the Code. For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay (i) federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made, together with (ii) state and local income taxes at the highest marginal rate of taxation in the state and locality of your residence on the Date of Termination (or, if you were terminated prior to the Change in Control, then on the date of the 409A Change in Control), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, you shall repay to the Corporation, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax, and federal and state and local income tax, and FICA-Health Insurance tax imposed on the portion of the Gross-Up Payment being repaid by you if such repayment results in a reduction in Excise Tax, FICA-Health Insurance tax, and/or a federal and state and local income tax deduction) plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Corporation shall make an additional gross-up payment in respect of such excess (plus any penalty, interest or Excise Taxes payable with respect to such excess) at the time that the amount of such excess is finally determined, such that you retain the same amount of compensation and benefits you would have received had there been no Excise Tax imposed.

(b) The payment provided for in paragraph (a) above shall be made within five business days following your separation from service; provided, however, if you are a Specified Employee at the time of your separation from service, the payment shall not be payable until the first day following the six-month anniversary of your separation from service; provided, further, if your employment was terminated prior to a Change in Control, the payment shall be payable upon the first day following the six-month anniversary of the date of the 409A Change in Control. If the amounts of such payments cannot be finally determined on or before such payment day, the Corporation shall pay to you on such day an estimate as determined in good faith by the Corporation of the minimum amount of such payments. The Corporation shall pay the remainder of such payments (together with interest at the rate provided in section 1274(b)(2)(B) of the Code) on the 30th day after the date specified for payment of the initial estimate. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, you shall repay such excess to the Corporation on the fifth day after calculation of the correct amount and notice by the Corporation (together with interest at the rate provided in section 1274(b)(2)(B) of the Code). Notwithstanding the foregoing provisions of this subsection 5(b), all such amounts payable by the Corporation shall be paid by the end of your taxable year next following your taxable year in which you remit the related taxes or, in the case of a tax audit or litigation addressing the existence or amount of a tax liability, by the end of your taxable year following your taxable year in which the taxes that are the subject of audit or litigation are remitted to the taxing authority (or where as a result of such audit or litigation no taxes are remitted, the end of your taxable year following your taxable year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation).

6. Successors; Binding Agreement.

(a) The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation or of any division or subsidiary thereof employing you to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. Failure of the Corporation to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and constitutes Good Reason for you to terminate your employment with the Corporation following an Applicable Event.

(b) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

7. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement.

8. Miscellaneous.

(a) No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware.

(b) The Corporation’s obligation to pay benefits under this Agreement shall be merely an unfunded and unsecured promise of the Corporation to pay money in the future. Prior to, or following, the occurrence of a Potential Change in Control, the Corporation, in its sole discretion, may elect to make contributions to an irrevocable trust to assist the Corporation in satisfying all or any portion of its obligations under this Agreement; provided that any such funds contributed to an irrevocable trust pursuant to this Section 8(b) shall remain subject to the claims of the Corporation’s general creditors. Regardless of whether the Corporation elects to or otherwise contributes to an irrevocable trust, you, your beneficiaries, and your heirs, successors and assigns shall have no secured interest or right, title or claim in any property or assets of the Corporation.

9. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

10. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

11. Claims and Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Any such arbitration shall be held in Pittsburgh, Pennsylvania. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

12. Entire Agreement. This Agreement supersedes any other agreement or understanding between the parties hereto with respect to the issues that are the subject matter of this Agreement.

13. Amendment. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives, except that the Corporation may amend this

Agreement from time to time without your consent to the extent deemed necessary or appropriate, in its sole discretion, to effect compliance with section 409A of the Code, including regulations and interpretations thereunder, which amendments may result in a reduction of benefits provided hereunder and/or other unfavorable changes to you. You hereby irrevocably consent to such amendments. This Agreement shall be interpreted and administered in accordance with section 409A of the Code and the regulations and interpretations that may be promulgated thereunder.

14. Effective Date. This Agreement shall become effective as of the date first set forth above.

If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Corporation the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,

UNITED STATES STEEL CORPORATION

By:

Agreed to this day of , 2007

By: